Exhibit 99.1

Fulgent Genetics Names Linda Marsh to Board of Directors

TEMPLE CITY, California –August 5, 2019 – Fulgent Genetics, Inc. (NASDAQ: FLGT) (“Fulgent Genetics”, “Fulgent” or the “company”) today announced the addition of Linda Marsh, Senior Executive Vice President of AHMC Healthcare, Inc. to its board of directors, effective August 1.

“We’re honored to welcome Ms. Marsh to our Board of Directors,” said Ming Hsieh, Chairman and Chief Executive Officer of Fulgent Genetics. “Her knowledge and expertise in the healthcare industry, government relations and reimbursement will bring invaluable insight to our Board of Directors, and to Fulgent Genetics as a whole. We look forward to the contributions that Ms. Marsh will add to our organization as we deliver our next generation sequencing capabilities to our growing customer base.”

“I am excited to be joining Fulgent Genetics’ Board of Directors,” said Ms. Linda Marsh. “I admire Fulgent for its technology platform, built to deliver next generation sequencing capabilities to hospitals, clinics and research organizations. I am pleased to have the opportunity to work with fellow Board members and management as the company strives to achieve its goals.”

Ms. Marsh has been a member of the Board of Directors of Apollo Medical Holdings, Inc. since January 2019, and she is currently the Senior Executive Vice President of AHMC Healthcare Inc. (“AHMC Healthcare”), a fully-integrated hospital health system in Southern California with over 1,200 acute care beds and over 7,000 employees. She joined AHMC Healthcare in 1999 and oversees all financial matters for seven acute care hospitals: San Gabriel Valley Medical Center, Garfield Medical Center, Anaheim Regional Medical Center, Whittier Hospital Medical Center, Alhambra Hospital, Monterey Park Hospital and Greater El Monte Community Hospital. Additionally, Ms. Marsh is responsible for all federal, state and local government relations, as well as all risk management activities. Ms. Marsh is a Board member of the Hospital Association of Southern California, a Board member of Private Essential Access Community Hospitals and also a Board member of the American Red Cross. She is also an active member in the Healthcare Financial Management Association. In addition, she chairs or is a participating member of numerous hospital governing boards, hospital committees and community organizations. Ms. Marsh received a Bachelor of Science degree in Economics and a Master’s degree in Accounting from the University of Southern California. She also completed a Healthcare Executive Program at the University of Colorado.

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About Fulgent Genetics

Fulgent Genetics is a technology company with a focus on offering comprehensive genetic testing to provide physicians with clinically actionable diagnostic information they can use to improve the quality of patient care. The company has developed a proprietary technology platform that allows it to offer a broad and flexible test menu and continually expand and improve its proprietary genetic reference library, while maintaining accessible pricing, high accuracy and competitive turnaround times. The company believes its test menu offers more genes for testing than its competitors in today’s market, which enables it to provide expansive options for test customization and clinically actionable results.

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